Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between Village Farms, L.P., a Delaware limited partnership (the “Company”); and Ann Gillin Lefever (the “Executive”) effective June 1, 2024 (the “Effective Date”). The Company and the Executive are referred to herein collectively as “Parties” and individually as “Party.”

In consideration of the mutual promises contained herein, the Company and the Executive agree as follows:

SECTION 1.
Employment Duties
a)
Executive agrees to employment with the Company under the terms of this Agreement. The Executive shall serve as the Company’s Global Chief Operating Officer, as well as in such other positions or capacities as may be reasonably requested by the President & Global Chief Executive Officer of the Company (the “Global CEO”), including, without limitation, serving as an officer of, or member of any committee of, the Company and its Parent, subsidiaries, affiliates or divisions (collectively, the “Related Companies”) as requested by the Company and shall have such powers, duties and responsibilities as are provided from time to time or that may be assigned by the Global CEO consistent with such position(s). The Executive agrees to (a) devote substantially all of Executive’s business time to the business affairs of the Company and the Related Companies as directed by the Company, (b) perform all duties and fulfill all responsibilities incident to Executive’s employment in a manner reasonably expected of management in similar positions, (c) comply with the Company’s policies and procedures in place from time to time, and (d) serve the Company faithfully and to the best of Executive’s ability. The Executive’s services under this Agreement shall be performed primarily in New York, subject to necessary travel requirements and duties hereunder. The foregoing shall not be construed to prohibit the Executive from (i) sitting on boards of directors of companies that are not engaged in a Competitive Business (as defined in Section 5 below) or engaging in charitable activities, provided that such board membership and/or charitable activities do not inhibit, conflict with or prohibit the performance of the Executive’s duties hereunder or inhibit or conflict with the business of the Company or any of the Related Companies, and (ii) satisfying military obligations.

b)
Executive acknowledges that Executive has a duty of loyalty to the Company and that Executive must discharge duties under this Agreement in good faith. The Executive, accordingly, agrees to perform Executive’s obligations herein loyally and in good faith.

SECTION 2.
Term

The Executive’s term of employment under this Agreement shall run from the Effective Date for a period of two (2) years (the “Initial Term”), unless sooner terminated as provided hereunder. Upon expiration of the Initial Term, the employment of Executive shall automatically be renewed for successive terms of one (1) year (such optional renewal term(s) shall be referred to together with the Initial Term as the “Term”) unless either Executive or Company gives the other notice of termination not less than sixty (60) days prior to the expiration of the Initial Term or any renewal thereof.

SECTION 3.
Compensation and Benefits

During the Term, for services for the Related Companies, the Company will pay and provide to the Executive, the following:

a)
Salary. Executive’s base salary at a rate of $475,000 on an annualized basis (the “Base Salary”), which Base Salary will be reviewed periodically and subject to the granting of such compensation, if any, as the Global CEO, in the Global CEO’s discretion, may approve. Base Salary payments shall be made to the Executive in a manner consistent with the payroll policies of the Company.

b)
Short Term Incentive Plan. The Executive shall be eligible to receive an annual discretionary incentive payment (the “STIP Bonus”) under the Company’s annual bonus plan based on a target bonus opportunity of 50% of the Executive’s Base Salary, payable based upon the attainment of one or more Company and Individual performance goals (the “Performance Goals”), as established by the Company in consultation with the Executive prior to the commencement of the relevant fiscal year; provided that the actual amount of any STIP Bonus shall be entirely within the discretion of the Company. Any STIP Bonus shall be contingent on the Executive not having ceased employment with the Company for any reason whatsoever during the relevant fiscal year and, for greater certainty, is not earned until the date that such STIP Bonus is determined to be payable to the Executive (but subject to the continued employment with the Company on the date of payment). If the Company awards a STIP Bonus to the Executive for a fiscal year, the Company will pay the STIP Bonus to the Executive no later than the end of the first quarter of the subsequent fiscal year. The Executive shall not be entitled to credit with respect to the STIP Bonus for any partial year of employment, and the Executive shall have no rights to any pro rata STIP Bonus in the event of any cessation of employment howsoever caused (including any resignation or termination for cause).

c)
Long Term Incentive Plan.
i.
During the Term, the Executive shall be eligible to participate in the ParentCo’s (“Parent-Co”) Share-based Compensation Plan dated January 1, 2010 or any similar successor equity compensation plan as may be in place from time to time (the “Share-based Compensation Plan”). Awards under the Share-based Compensation Plan are discretionary and can only be granted by the Compensation Committee of ParentCo’s Board of Directors. Executive’s eligibility and award under this Agreement have been pre-determined and agreed upon at 200,000 options, which is incorporated by reference into this Agreement. The pre-determined award will be subject to the terms and conditions established within the Plan and a separate award agreement between the Executive and the Parent-Co that sets forth the terms of the award.

ii.
The Executive will be eligible to receive restricted share units subject to performance vesting conditions (the "Performance-Based Restricted Share Units") from Parent-Co in accordance with, and subject to, the terms, conditions and restrictions of the Parent-Co Performance-Based Restricted Share Unit Agreement between the Executive and the Company. The Executive will be awarded a grant (RSU) to be determined (based on both tangible and non-tangible achievements) and will be considered as part of the Executive’s compensation that grants shares as a reward for performance (50%) and continuous service (50%) as an incentive to remain with the Company. The underlying company stock is not issued until the RSUs vest which gives the Executive an interest in the company's equity, but the units have no tangible value until they vest. For greater certainty, if the Executive’s employment with the Company terminates for any reason whatsoever, the rights, if any, in respect of the Performance-Based Restricted Share Units will be governed by the terms, conditions and restrictions of the Share-Based Compensation Plan. The Executive hereby represents and warrants that the Executive has read the Share-Based Compensation Plan, including the consequences of ceasing to be an Executive of the Company. The Company draws the Executive’s attention to section 5.3 of the Plan and the definition of "Termination Date" in the Plan, and the Company also draws the Executive’s attention to the fact that the Performance- Based Restricted Share Units will vest over a particular period of time and as such, the Company makes no promise to the Executive that the Executive will receive all or any of the Performance-Based Restricted Share Units subject to the Share-based Compensation Plan.

iii.
The Company’s recoupment policies (the “VF Clawback Policy”) shall apply to all Short-Term Incentives, Long Term Incentives, bonuses, and awards payable to the Executive under this Agreement. If the Company restates its financial statements due to material noncompliance with any financial reporting requirements under applicable securities laws, any payments pursuant to this Agreement for or in respect of the year that is restated, may be recovered to the extent the payments made exceed the amount that would have been paid as a result of the restatement. Additionally, without limitation of the foregoing, any amounts paid hereunder shall be subject to recoupment in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “SEC Clawback Rule”) and any implementing regulations or policies thereunder or as is required by applicable law or stock exchange listing conditions.

d)
Fringe Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans and programs (excluding severance plans, if any) made available by the Company for the benefit of its managerial employees at the Executive’s level or to its employees generally, in each case, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. The Company may amend, modify, or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice in its discretion.

e)
Business Expenses. The Executive shall be entitled to receive reimbursement by the Company, subject to such requirements with respect to substantiation and documentation as may be reasonably specified by the Company, for all reasonable and necessary travel and other business expenses incurred by the Executive in the performance of Executive’s duties hereunder. The Executive must adhere to the Company’s policies and procedures to receive the requested reimbursement.

f)
Vacation. During the Term, the Executive shall be entitled to twenty (20) paid vacation days per calendar year, which vacation days shall accrue, and may be used, in accordance with the policies of the Company in place from time to time. Executive may not carry-over more than five (5) accrued vacation days from one calendar year to the next calendar year.

g)
Personal Days, Etc. The Executive will be entitled to as many holidays, sick days and personal days as are in accordance with the Company’s policy then in effect generally for its management, and such days off work will be taken at the same times as any such days off work are taken by the Executive pursuant to any employment agreement the Executive may have with any of the Related Companies (if any).

h)
Automobile. The Company shall provide the Executive with access to a company owned/leased vehicle. If a company car is provided, the Company shall bear all petrol, maintenance, and repair costs, as well as insurance costs and vehicle tax related to the Company car. The Executive shall be liable for the taxable benefit resulting from the right to use the company car for personal purposes.

i)
Housing Accommodation. The Executive shall be entitled to receive Florida housing accommodation, subject to all required and authorized withholdings and deductions. Said additional housing benefit is being provided to Executive as a temporary solution (not to exceed one (1) year) to facilitate Executive’s frequent travel to the Lake Mary, FL location. The Executive agrees to execute all paperwork required (if necessary) upon request. The Executive will be responsible for any taxes due on such a benefit at fair market value per IRS rule.

SECTION 4.
Termination
a)
Notwithstanding the provisions of Section 2 of this Agreement, the Executive’s employment under this Agreement shall terminate by either the Company or the Executive pursuant to Section 4(b) below.

b)
Events of Termination. This Agreement and the Executive’s employment with Company shall terminate upon the occurrence of any one or more of the following events:
i.
Death. In the event of the Executive’s death (“Death”), this Agreement and the Executive’s employment with the Company shall automatically terminate on the date of Death.

ii.
Disability. If the Executive, due to physical or mental illness, is unable to perform the essential functions of the Executive’s duties (with reasonable accommodation) for a continuous period of ninety (90) days or non-continuous period of one hundred twenty (120) days in any 12-month period (“Disability”), the Company may terminate this Agreement and the Executive’s employment with the Company upon written notice of termination to the Executive (“Disability Termination Notice”). It is understood and agreed that returning to work for brief periods, not exceeding five three-day periods during the 90-day period, shall not be deemed to have eliminated the continuity of the 90-day period. If any question arises as to whether the Executive is unable to perform the essential functions of Executive’s duties (with or without reasonable accommodations) due to physical or mental illness, the Executive shall submit to an examination by a physician selected by the mutual agreement of the Company and the Executive, at the Company’s expense. The decision of the physician shall be certified in writing to the Company, shall be sent by the Company to the Executive or the Executive’s representative, and shall be conclusive for purposes of this Agreement. If within twenty (20) days after the Company’s request, the Executive shall fail to submit to a physical examination, a determination by the Company shall be conclusive. A termination due to Disability shall be effective immediately (or such later date that may be set forth in the written notice of termination to the Executive).

iii.
Termination by the Company for Cause. The Company may terminate this Agreement and Executive’s employment with the Company for Cause (as defined herein) upon the Company giving written notice of termination to the Executive. The following acts or omissions by the Executive shall constitute “Cause” for immediate termination of this Agreement: (A) conduct by the Executive constituting a felony or other crime involving dishonesty, theft or an act of moral turpitude; (B) conduct of the Executive which is materially injurious, or reasonably likely to be materially injurious, to the Company or any Related Companies, monetarily or otherwise; (C) an act or acts of dishonesty by the Executive involving the Company or any Related Companies; (D) willful misconduct or gross negligence in the performance of the Executive’s duties under this Agreement, (E) refusal by the Executive to perform Executive’s duties hereunder and, to the extent that such refusal or failure is subject to cure (as determined by the Company in its reasonable discretion) failure of the Executive to cure same within thirty (30) days after notice thereof to the Executive; provided, however, that no such notice and opportunity shall be required if the same refusal or failure occurs by the Executive after the initial refusal or failure has been cure; (F) any breach of the Executive’s obligations under Section 5 of this Agreement, or (G) a material breach by the Executive of any of the other provisions of this Agreement and, to the extent that such breach is subject to cure (as determined by the Company in its reasonable discretion) failure of the Executive to cure same within thirty (30) days after notice thereof to the Executive; provided, however, that no such notice shall be required if the same breach occurs by the Executive after the initial breach has been cured. A termination for “Cause” shall be effective immediately (or on such later date set forth in the written notice of termination to the Executive).

iv.
Termination by the Company Without Cause. The Company may terminate this Agreement and the Executive’s employment with the Company at any time Without Cause (as defined below) by giving written notice of termination to the Executive. As used in this Agreement, (“Without Cause”) means a termination of this Agreement and the Executive’s employment by the Company for any reason or no reason (other than Cause or due to the Executive’s Death or Disability). A termination “Without Cause” shall be effective immediately (or on such later date set forth in the written notice of termination to the Executive).

v.
Voluntary Termination by the Executive. The Executive may terminate this Agreement and the Executive’s employment with the Company for any reason or no reason (“Voluntary Termination”) by giving at least thirty (30) days prior written notice of Voluntary Termination to the Company; provided, however, the Company reserves the right, upon written notice to the Executive, to accept the Executive’s notice of Voluntary Termination and to accelerate such notice and make the Executive’s Voluntary Termination effective immediately or on such other date prior to the Executive’s intended last day of work as the Company deems appropriate. It is understood and agreed that the Company’s election to accelerate the Executive’s notice of Voluntary Termination shall not be deemed a termination by the Company. The Executive’s Voluntary Termination shall be effective as of the date set forth in the Executive’s written notice of Voluntary Termination (or such earlier date set forth in the acceleration notice from the Company, if any).

vi.
Termination for Good Reason by Executive. The Executive may terminate this Agreement and the Executive’s employment with the Company for Good Reason (as defined below) by giving written notice of termination for Good Reason within thirty (30) days after the expiration of the Good Reason Cure Period (defined below); provided, however, the Company reserves the right, upon written notice to the Executive, to accept the Executive’s notice of termination for Good Reason and to accelerate such notice and make the Executive’s termination for Good Reason effective immediately or on such other date prior to the Executive’s intended last day of work as the Company deems appropriate. It is understood and agreed that the Company’s election to accelerate the Executive’s notice of termination for Good Reason shall not be deemed a termination by the Company. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the Executive’s prior consent of: (A) a change materially adverse to the Executive in the nature or scope of Executive’s position, functions, responsibilities, or duties (B) the Company’s breach of any material provision of this Agreement (C) a change in control, as defined herein. However, clauses (A) or (B) of this Section shall constitute "Good Reason" only if (i) the Executive provides the Company with written notice of the Executive’s objection to such act or event within thirty (30) days after such event first occurs, (ii) the Company is afforded an opportunity to cure such event within thirty (30) days after the Company’s receipt of such notice (the “Good Reason Cure Period”), and (iii) during the Good Reason Cure Period, the Executive cooperates in good faith with the Company’s efforts to cure such event. For purposes of clarification, if the Company cures the Good Reason event during the Good Reason Cure Period, Good Reason shall not be deemed to have occurred. The Executive’s resignation for Good Reason shall be effective as of the date set forth in the Executive’s notice of resignation for Good Reason to the Company (or such earlier date set forth in the acceleration notice from the Company, if any).
1.
Change in Control, which means for purposes of this Agreement, the occurrence of any one of the following events:
a.
Any consolidation or merger of Village Farms International, Inc. (the “Parent”) or the Company into another entity, in which any of the Related Companies are not the continuing or surviving entity;

b.
Any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Parent or the Company to another entity other than any of the Related Companies;

c.
Approval and consummation by the stockholders of the Parent or the Company of any plan or proposal for the liquidation or dissolution of the Parent or the Company unless such plan or proposal provides that all the assets of the Parent and the Company, as applicable, are transferred to a member of the Related Companies upon such liquidation or dissolution;

d.
Upon a change in the person (i.e. Michael A. DeGiglio) who is serving as the President & Global Chief Executive Officer or Executive Chairman on behalf of the Parent and/or the Company.

c)
Termination Benefits.
i.
If the Executive’s employment is terminated due to Cause or Voluntary Termination (other than for Good Reason), the Company’s obligation to make Salary payments and to provide any other benefits or entitlements to the Executive under Section 3 of this Agreement shall cease upon the last day of employment.

ii.
If the Executive’s employment is terminated due to Death or Disability, the Company shall continue to make Salary payments at the Executive’s then-current Salary (or to the Executive’s heirs in the case of Death), reimburse Executive (or Executive’s heirs in the case of Death) for expenses incurred prior to such Death or Disability (as described in 4(c)(ii) below), and benefits (as described in 4(c)(iii) below) shall continue in the event of Disability, and to the extent then applicable to heirs of the deceased in the event of Death, until the end of the current Term or twelve (12) months, whichever is greater.

iii.
If the Executive’s employment is terminated by the Company Without Cause or is terminated by the Executive for Good Reason, the Executive shall be entitled to receive, as liquidated damages, the following payments and benefits, subject to, in the case of items

(a) and (d) below, the Executive’s execution and timely return to the Company of a release of claims in a form consistent with the Company’s standard form of release for employees receiving severance:

a.
A lump sum severance in an amount equal to 1.5 times the Executive’s then-current Salary (such amount, the “Severance Pay”), payable within thirty (30) days of the Executive’s last day of employment. Notwithstanding the foregoing, if the Executive is a “specified employee” (as defined under Section 409A of the Code), such payment shall not be made until the first payroll date to occur following the six-month anniversary of the last day of the Executive’s employment;

b.
A pro rata portion of any STIP Bonus that would otherwise have been earned by the Executive for the calendar year of termination, based on the number of days during such year that Executive was employed by the Company, payable at the time such STIP Bonus would have been paid had the Executive’s employment not terminated;

c.
Any unpaid reimbursable expenses outstanding as of the date of termination;

d.
All benefits, if any, that had accrued to the Executive through the date of termination under the plans and programs in which the Executive participated as an executive of the Company, in the manner and in accordance with the terms of such plans and programs; and

e.
Continued participation on the same basis (including without limitation, cost contributions) as the other senior executives of the Company in all, medical, dental and life insurance coverage in which the Executive was participating on the date of termination for a period of period of eighteen (18) months to the extent such continued participation is permitted under the plans and policies providing for such coverage. With respect to medical and dental coverage, such coverage shall be provided, if elected by the Executive, pursuant to “COBRA” coverage; provided that the Company will either waive the premium costs for such coverage or reimburse the Executive for the cost of such premiums. The Company may modify its obligation to provide such benefits to the extent reasonably necessary to avoid any penalty or excise taxes imposed on it under the Patient Protection and Affordable Care Act of 2010, as amended, provided that it does so in a manner that to the extent possible, as determined by the Company in its discretion, preserves the economic benefit and original intent of such benefit but does not cause such a penalty or excise tax.

SECTION 5.
Nondisclosure, Inventions and Noncompetition
a)
Nondisclosure and Inventions.
i.
Definitions. For purposes of this Section 5, the following terms shall have the meanings set forth below.

“Competitive Business” means any business engaged in providing products and services competitive with those products and services offered by the Company or any Related Companies at the time of termination of Executive’s employment.

“Confidential Information” means all information relating to the Company and any Related Companies and their respective customers and suppliers considered by the Company or any Related Companies to be confidential including, without limitation, (a) business plans, research, developments and marketing strategies, customer names and lists, employee names and information, product and service prices and lines, processes, designs, ideas, formulae, methods, financial information, costs, supplies, pricing information, computer programs, procedures, processes, methods, systems, strategies, production methods and (b) the Inventions and Trade Secrets (as defined below). “Confidential Information” shall not include the foregoing that is or becomes (i) in the public domain other than through acts by the Executive, (ii) already lawfully in the Executive’s possession at the time of disclosure by the Company as evidenced by the Executive’s written records, (c) disclosed to the Executive by a third party who is not prohibited from disclosing the information pursuant to any fiduciary, contractual, or other duty to any Related Companies, or (d) required by law, rule, regulation or court order to be disclosed.

“Inventions” means discoveries, concepts, ideas, methods, formulae, techniques, developments, know-how, inventions, and improvements relating to the business of the Company and any of the Related Companies, whether or not patentable, conceived of or made by Executive at any time, whether before, during, or after business hours, or with the use of the facilities of the Company or any of the Related Companies, materials, or personnel, either solely or jointly with others after the Effective Date and during Executive’s employment by the Company.

“Trade Secrets” means any and all technology and information relating to businesses of the Company or any Related Companies or their respective patents, methods, formulae, software, algorithms, financial models, know-how, designs, products, processes, services, research development, inventions, systems, engineering, and manufacturing which have been designated and treated as trade secrets by the Company or any Related Companies and which provide competitive advantage to the Company or any Related Companies.

ii.
Confidentiality; Company to Own Inventions.
a.
Receipt of Confidential Information. The Executive acknowledges that during Executive’s employment as an Executive of the Company and as a result of the confidential relationship with the Related Companies established thereby, the Executive shall be receiving Confidential Information and that the Confidential Information is a highly valuable asset of the Company and Related Companies.

b.
Protection of Confidential Information. The Executive shall use Confidential Information solely for the Executive’s duties with the Company and any Related Companies. The Executive will not disclose Confidential Information, directly or indirectly, at any time during or after employment by the Company except to persons authorized by the Company or Related Companies to receive this information or as required by law. The Executive will not use Confidential Information, directly or indirectly, at any time during or after employment by the Company, for any personal benefit, for the benefit of any other person or entity, or in any manner adverse to the Company or any Related Companies.

c.
Return of Confidential Information. The Executive will immediately return or destroy all materials (including without limitation, written or printed documents, email and computer disks or tapes, whether machine or user readable, computer memory, and other information reduced to any recorded format or medium) containing, summarizing, abstracting or in any way relating to Confidential Information. At the time Executive returns these materials a release will be signed that Executive has complied with the terms of this Agreement.

d.
Disclosure and Ownership. The Executive shall inform the Company promptly and fully of all Inventions by a written report, setting forth in detail a description of the invention, the procedures used, and the results achieved. All Inventions shall be and remain the sole property of the Company or any Related Companies. The Executive promptly shall execute and deliver to the designated Related Companies any instruments deemed necessary by it to effect disclosure and assignment of all Inventions to the designated Related Companies including, without limitation, assignments satisfactory to the designated Related Companies. Upon request of the designated Related Companies, during and after the Executive’s employment with the Company, the Executive shall execute patent and copyright applications and any other instruments, reasonably deemed necessary by the designated Related Companies for the prosecution of such patent applications or the acquisition of letters patent or registration of copyrights in the United States and foreign countries based on such Inventions; provided, however, that if the Executive takes any action in connection with the foregoing obligation after the Executive’s employment with the Company is terminated, the designated Related Companies shall compensate the Executive at a reasonable rate to be agreed upon by the parties and shall promptly reimburse the Executive for any expenses incurred in satisfying such obligation.

e.
Works for Hire. To the extent the Inventions consist of original works of authorship which are made by the Executive (solely or jointly with others) within the scope of the Executive’s employment, and which are protectable by copyright, the Executive acknowledges that all such original works of authorship are “works for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

b)
Noncompetition. In consideration of the Executive’s employment with the Company and in consideration of this Agreement, the Executive hereby covenants as follows:

i.
Purpose of Restrictions. Executive acknowledges that Executive is employed as executive or management personnel, and in this executive or management position, Executive will have access to, and will be provided with, Trade Secrets to assist Executive in the course and scope of Executive’s duties. Executive further acknowledges and agrees that the Trade Secrets constitute trade secrets of the Company and Related Companies, and that the Company has a reasonable, necessary, and legitimate business interest in protecting its own and the and Related Companies’ Trade Secrets, and that the terms and conditions of the non-solicitation and non-competition provisions contained in this Section are reasonable and necessary to protect such Trade Secrets.

ii.
Covenants. Without the prior written consent of the Global CEO, during the Executive’s tenure with the Company and for the Salary Continuation Period, if the Executive shall leave the employment of the Company, whether voluntarily or involuntarily, the Executive shall not directly or indirectly, personally, by agency, as an employee, through a corporation, Company, limited liability Company, or by any other entity, artifice, or device:

a.
own, manage, operate, control, employ or have any financial interest in or consult to, or lend the Executive’s name to any enterprise, Company, or other entity engaged in a Competitive Business in North America;

b.
assist others in engaging in any Competitive Business in the manner described in the foregoing clause;

c.
solicit or service in any way in connection with or relating to a Competitive Business, on behalf of the Executive or on behalf of or in conjunction with others, any supplier, client, customer, or prospective supplier, client, or customer, who had been serviced by the Company or any Related Companies in the one year period immediately preceding the date of termination, or any prospective supplier, client, or customer to whom a formal business presentation or substantiated offering of services had been made by Company within the 12 months immediately preceding the date of termination; or

d.
actively solicit or induce employees of any of the Company or Related Companies to terminate their employment with the Company or such Related Companies or engage in any Competitive Business;

The covenants in Section 5(b)(i) shall be specifically enforceable. However, the covenants in this Section 5(b)(i) shall not be construed to prohibit the ownership of not more than five percent of the equity of any publicly held entity engaged in a Competitive Business, so long as the Executive is not otherwise engaged with such entity in any of the other activities specified in clauses (a) through (d). Notwithstanding the foregoing, if Severance Payments are required to be made to the Executive and the Company does not make any such payments within 30 business days following the date on which the Company (by notice to the Global CEO) is given notice by the Executive that payment was not timely made, then the Executive’s obligations under this Section 6(b) shall terminate.

iii.
Severability of Covenants. For purposes of this Section 5(b), the Executive and the Company intend that the above covenants-not-to-compete shall be construed as separate covenants, one for each activity and each geographic area. If one or more of these covenants are adjudicated to be unenforceable, such unenforceable covenant shall be deemed eliminated from this Section 5(b) to the extent necessary to permit the remaining separate covenants to be enforced.

SECTION 6.
Conflicting Agreements

The Executive represents and warrants that Executive is free to enter into this Agreement, that Executive has not made and will not make any agreements in conflict with the Agreement, and that Executive will not disclose to the Company or any Related Companies, nor use for the benefit of the Company or any Related Companies, any trade secrets or confidential information that are the property of any former employer or employers.

SECTION 7.
Indemnification

The Company shall indemnify and hold harmless the Executive for acts undertaken as an employee or agent of the Company or Related Companies against any and all claims, suits, debts, causes of action, proceedings, investigations, governmental or regulatory inquiries or other actions from any all loss, liability damage, cost and expense including the advancement of reasonable attorney’s fees which any person or entity may have had, now has, or may in the future have, o the fullest extent provided or permitted under applicable law. This provision shall survive the termination of employment.

SECTION 8.
Assignment
a)
Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable (i) by the Executive without the prior written consent of the Company, or (ii) by the Company without the prior written consent of the Executive, except that the Company may assign its rights hereunder in connection with the sale or disposition of the business and assets of the Company as a whole or in part.

b)
No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or assignment by operation of law; and any attempt, voluntary or involuntary, to affect such action shall be void and of no effect.

SECTION 9.
Binding Agreement

This Agreement shall be binding upon the Company and inure to the benefit of the Company, the Related Companies and their respective successors and permitted assigns (including, without limitation, the purchaser of all or substantially all the assets of the Company or any of the Related Companies). This Agreement also shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, administrators and permitted assigns.

SECTION 10.
Severability

If any provision of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement, or the application of such provision in circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law. If any provision contained in this Agreement shall be held to be excessively broad as to scope, activity, or subject so as to be unenforceable at law, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

SECTION 11.
Notice

All notices or other communications which are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects only if given in writing and delivered in person, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving party and the current business or home address. Notice shall be deemed given on the date of delivery, in the case of personal delivery, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or certified mail.

SECTION 12.
Waivers

The failure of any Party to require the performance of any term or obligation of the Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

SECTION 13.
Entire Agreement

This Agreement constitutes the entire understanding of the Executive and the Company with respect to the Executive’s employment. As of the Effective Date, this Agreement supersedes any prior agreement or arrangement (whether written or oral) relative to the Executive’s employment with the Company or any of its predecessors. No modification or waiver of any provisions of this Agreement shall be made unless made in writing and signed by the Executive and by such other person on behalf of the Company as the Global CEO may designate for such purpose.

SECTION 14.
Governing Law

Any and all actions or controversies arising out of this Agreement, Executive’s employment with the Company or the termination hereof or thereof, including, without limitation, tort claims, shall be construed and enforced in accordance with the internal laws of the State of Florida without regard to the choice of law principles thereof.

SECTION 15.
Arbitration

Except with respect to the Company’s and Executive’s right to seek injunctive or other equitable relief (including, without limitation, pursuant to Section 5 above) or claims by the Executive for workers’ compensation or unemployment compensation, any dispute, controversy or claim based upon, arising out of or relating to the interpretation and performance of this Agreement, the Executive’s employment with the Company or any termination hereof or thereof or any matter relating to the foregoing shall be solely submitted to and finally settled by arbitration by a single arbitrator in accordance with the then-current rules of the American Arbitration Association (“AAA”), including, without limitation, claims for discrimination under any applicable federal, state or local law or regulation. Any such arbitration shall be conducted in the State of Florida. The single arbitrator shall be appointed from the

AAA’s list of arbitrators by the mutual consent of the Parties or, in the absence of such consent, by application of any Party to the AAA. A decision of the arbitrator shall be final and binding upon the Parties. The Parties agree that this Section 15 shall be grounds for dismissal of any court action commenced by either Party with respect to this Agreement, other than (i) post-arbitration actions seeking to enforce an arbitration award and the Party against whom enforcement is sought shall bear the expenses, including attorneys’ fees, of enforcement, and (ii) actions seeking appropriate equitable or injunctive relief, including, without limitation, pursuant to Section 5 above. The Company shall pay the pay the fees of the arbitrator and each Party shall be responsible for Executive’s own legal fees, costs of its experts and expenses of the Executive’s witnesses. The arbitrator’s remedial authority shall equal the remedial power that a court with competent jurisdiction over the Parties and their dispute would have. Any award rendered shall be a reasoned award in writing and shall be final, binding, and conclusive (without the right to an appeal, unless such appeal is based on fraud by the other Party in connection with the arbitration process) upon the Parties and any judgment on such award may be enforced in any court having jurisdiction, unless otherwise provided by law. The Company and Executive acknowledge that it is the intention of the parties that this Section 16 shall apply to all disputes, controversies and claims, including, without limitation, any rights or claims the Executive may have under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, and all other federal, state or local laws, rules or regulations relating to employment discrimination or otherwise pertaining to this Agreement, Executive’s employment or termination thereof. THE COMPANY AND EXECUTIVE KNOWINGLY AND VOLUNTARILY AGREE TO THIS ARBITRATION PROVISION AND ACKNOWLEDGE THAT ARBITRATION SHALL BE INSTEAD OF ANY CIVIL LITIGATION, MEANING THAT THE EXECUTIVE AND THE COMPANY ARE EACH WAIVING ANY RIGHTS TO A JURY TRIAL.

SECTION 16.
CAPTIONS

The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and provisions hereof.

SECTION 17.
409A COMPLIANCE
a)
This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments due under this Agreement shall comply with Section 409A. For purposes of section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with Company for purposes of Section 4 hereof unless Executive would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

b)
All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

c)
The Executive acknowledges that, while the Parties endeavor to have the Agreement comply with the requirements of Section 409A, any tax liability incurred by the Executive under Section 409A is solely the responsibility of the Executive.

SECTION 18.
LEGAL COUNSEL

The Executive represents that the Company has previously recommended that the Executive engage counsel to assist Executive in reviewing this Agreement and all other matters relating to the Executive’s employment relationship with the Company. The Executive acknowledges that, prior to executing this Agreement; the Executive has been given a reasonable opportunity to review the Agreement and to consult with counsel as to its content and is entering into this Agreement freely and voluntarily. The Company and the Executive shall each bear their own costs and expenses in connection with the negotiation and execution of this Agreement.

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The Parties have signed, sealed and delivered this Employment Agreement as of the date signed below.

VILLAGE FARMS, L.P.

By: Village Farms of Delaware, L.L.C.

General Partner

By: Agro Power Development, Inc.

Managing Member

By: /s/ Michael A. DeGiglio

Michael A. DeGiglio

Global Chief Executive Officer

Executive:

/s/ Ann Gillian Lefever

Ann Gillin Lefever